Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--March 3, 2010--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported net sales and earnings for the fourth quarter ended January 2, 2010. Net earnings for the fourth quarter were $17,874,000 or $0.95 per share on net sales of $152,493,000 as compared to the prior year fourth quarter net earnings of $17,313,000 or $1.04 per share on net sales of $151,020,000. Net earnings for the twelve months ended January 2, 2010 were $61,156,000 or $3.29 per share on net sales of $646,629,000 as compared to net earnings of $63,901,000 or $3.75 per share on net sales of $651,888,000 in the prior year first twelve months.

2009 Fourth Quarter Financial Highlights

  Net sales increased 1.0% in the fourth quarter. Excluding the impact of acquisitions, sales declined 12.2% during the fourth quarter. Sales of the Commercial Foodservice Group declined 15.7% for the quarter, while sales of the Food Processing Group increased 14.1% for the quarter. Sales continued to be impacted by general economic conditions, which have impacted purchases by foodservice customers.
  Gross profit increased to $58,481,000 from $57,495,000. The gross margin rate improved slightly to 38.3% from 38.1%. The improvement in the gross margin rate reflects efficiency gains from the consolidation of production facilities, offset in part by a less favorable sales mix.
  Operating income decreased to $28,331,000 from $30,158,000. Operating income included $1.6 million in non-recurring expenses associated with production consolidation initiatives and severance costs. Operating income also included $4.0 million of non-cash depreciation and amortization in the 2009 fourth quarter as compared to $2.1 million in the 2008 fourth quarter, reflecting an increase associated with the acquisitions completed in 2009.
  Net interest expense and deferred financing costs amounted to $2,794,000 in the fourth quarter as compared to $3,072,000 in the prior year fourth quarter. Reduced interest expense reflects the benefit of lower interest rates, offset in part by higher levels of debt to fund acquisition activities.
  Provisions for income taxes declined to $8.1 million at a 31% effective rate in comparison to $9.2 million at a 35% effective rate in the prior year quarter. The fourth quarter tax provision reflects a $1.2 million benefit associated with one-time permanent items.
  Operating cash flows amounted to $23.6 million during the fourth quarter and $100.8 million for the year, reflecting an increase of $15.4 million over the prior year. Operating cash flows for the year were utilized to fund capital expenditures of $5.7 million in 2009 and $133.3 million of acquisitions in fiscal 2009.
  Total debt at the end of the 2009 fourth quarter amounted to $275,641,000 as compared to $295,008,000 at the end of the third quarter 2009. Net debt continued to be reduced utilizing cash flows from operating activities. The company’s debt is financed under a $497,500,000 senior revolving credit facility that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “Although sales to our customers continued to be affected during this difficult economic environment, the rate of decline lessened in the fourth quarter and our food processing business realized growth as several orders which had been deferred during 2009 were finally released by our customers. Although the business environment may continue to be challenging in 2010, we anticipate that order rates in the commercial foodservice industry will stabilize in comparison to 2009 and have begun to see initial signs of recovery in our food processing segment.

As sales declined in 2009, we continued to focus on maintaining our profitability levels through cost reduction initiatives. Accordingly, we expect to realize benefits of plant consolidations completed in the second half of 2009 and are focused on strategic initiatives to further reduce supply chain costs as we move into 2010. Additionally, we expect to realize some further improvement in profitability at some of our most recently acquired businesses including Turbochef, Anets, and CookTek.”

“We were pleased with our fourth quarter cash flow and debt reduction. We were able to pay down approximately $20 million in debt during the fourth quarter, after funding the acquisition of Doyon. We continue to focus heavily on debt reduction and anticipate operating cash flows will remain strong in 2010.”

Mr. Bassoul further commented, “We were pleased to announce the acquisition of Doyon in the fourth quarter. The addition of Doyon compliments our Nu-Vu division and further strengthens Middleby’s position as a leader in baking ovens. We believe there are sales and operational synergies amongst these two brands. As a result, we anticipate we will be able to improve the profitability of the combined businesses and expect we will be able to further penetrate the bakery oven market.”

Mr. Bassoul concluded, “We also continue to invest in new product development and in our selling organization. We are pleased with the progress of our national accounts sales team and our expanded international selling organization and expect to realize benefits from these investments as we progress throughout the upcoming year.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on March 4, 2010 and can be accessed by dialing (212) 457-9845 and providing conference code 152864# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (212)457-9846 and providing code 386739.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, Doyon®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007, 2008 and 2009 and by Forbes as one of the Best Small Companies in 2007, 2008 and 2009.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2009	4th Qtr, 2008	4th Qtr, 2009	4th Qtr, 2008
Net sales	$ 152,493	$ 151,020	$ 646,629	$ 651,888
Cost of sales	94,012	93,525	396,001	403,746

Gross profit	58,481	57,495	250,628	248,142

Selling & distribution expenses	14,904	13,849	64,239	63,593
General & administrative expenses	15,246	13,488	74,948	64,931

Income from operations	28,331	30,158	111,441	119,618

Interest expense and deferred
financing amortization, net	2,794	3,072	11,594	12,982
Other expense, net	(486)	617	121	2,414

Earnings before income taxes	26,023	26,469	99,726	104,222

Provision for income taxes	8,149	9,156	38,570	40,321

Net earnings	$ 17,874	$ 17,313	$ 61,156	$ 63,901

Net earnings per share:

Basic	$ 1.01	$ 1.08	$ 3.47	$ 4.00

Diluted	$ 0.95	$ 1.04	$ 3.29	$ 3.75

Weighted average number shares:

Basic	17,653	15,958	17,605	15,978

Diluted	18,739	16,690	18,575	17,030

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Jan 2, 2010	Jan 3, 2009
ASSETS

Cash and cash equivalents	$ 8,363	$ 6,144
Accounts receivable, net	78,897	85,969
Inventories, net	90,640	91,551
Prepaid expenses and other	9,914	7,646
Prepaid taxes	5,873	--
Current deferred tax assets	23,339	18,387
Total current assets	217,026	209,697

Property, plant and equipment, net	47,340	44,757

Goodwill	358,506	266,663
Other intangibles	189,572	125,501
Other assets	3,902	7,880

Total assets	$ 816,346	$ 654,498

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$ 7,517	$ 6,377
Accounts payable	38,580	32,543
Accrued expenses	100,259	102,579
Total current liabilities	146,356	141,499

Long-term debt	268,124	228,323
Long-term deferred tax liability	14,187	33,687
Other non-current liabilities	45,024	23,029

Stockholders’ equity	342,655	227,960

Total liabilities and stockholders’ equity	$ 816,346	$ 654,498

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations, (847) 429-7756
Tim FitzGerald, Chief Financial Officer, (847) 429-7744